Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 33-48932, 33-48934, 33-72268, 33-81416, 33-81418, 333-17375, and 333-17377 on
Form S-8 of our report dated March 10, 2003, (July 18, 2003 as to Note 17, March 28, 2005 as to the reclassification of the 2002 consolidated financial statements for discontinued operations referred to in Note 2) relating to the financial statements of Abraxas Petroleum Corporation appearing in this Annual Report on Form 10-K of Abraxas Petroleum Corporation for the year ended December 31, 2004.


/s/ Deloitte & Touche LLP

San Antonio, Texas
March 28, 2005